Exhibit 10.1

EMPLOYMENT AGREEMENT

FLYEBIKE INC

This document is created for and used by the Parties herein contained only. Any unauthorized use, amendment or distribution shall be strictly prohibited.

FLYEBIKE INC

Employment Agreement

Employment Agreement

This Employment Agreement (this “Agreement”) made and entered into this 1st day of April, 2023, by and between the following parties:

FLYEBIKE INC, whose principal place of business is located at 13640 39th Ave, Ste 202, Flushing NY 11354 _(hereinafter referred to as "Employer" or the “Company”), and Zhou Ou(“Employee”).

WITNESSETH:

WHEREAS, Employer is a Corporation duly incorporated under the laws of the State of New York, currently existing and in good standing;

WHEREAS, Employer desires to employ Employee, and Employee desires to render services as an employee of Employer, under the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DESCRIPTION OF DUTIES

A.	Name of Position

The Employee shall be employed in the capacity of:

Chief Executive Officer

B.	Essential Job Functions and Duties

The essential job functions or duties of this position are as follows:

-	Decision Making: Analyze market trends, assess risks, and evaluate opportunities to guide decision-making processes effectively.

-	Strategy Making: Develop and communicate the company's vision, mission, and overall direction.

-	External Presentation: Serve as the public face of the company, representing it at industry events, conferences, and media interviews.

-	Corporate Governance: Uphold corporate governance principles and ensure compliance with laws, regulations, and ethical standards.

Employee shall also perform such other duties as are customarily performed by other persons in or incidental to similar such positions, as well as such other duties as may be reasonably assigned from time to time by the Employer. Employee further agrees to abide by all bylaws, policies, practices, procedures or rules and regulations of the Employer.

FLYEBIKE INC

Employment Agreement

C.	Duty of Loyalty and Best Efforts

Employee shall devote all of his/her working time, attention, knowledge, and skills to Employer's business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer. Employee understands that they shall only be entitled to the compensation, benefits, and profits as set forth in this Agreement. Employee agrees to refrain from any interest, of any kind whatsoever, in any business competitive to Employer’s business. The Employee further acknowledges they will not engage in any form of activity that produces a “conflict of interest” with those of the Employer unless agreed to in advance and in writing. Employee also agrees that he or she shall not take personal advantage of any business opportunities that arise during employment that may benefit the Company. All material facts regarding such opportunities must be promptly reported to the President for consideration by the Company.

D.	Place and Hours of Employment

Employee agrees that their duties shall be primarily rendered at Employer’s business premises or at such other places as the Employer shall in good faith require. Full time service for the Employee is expected which requires a minimum of 40 hours per week, exclusive of vacation, or any other form of leave as described within this Agreement.

2.	TERM OF EMPLOYMENT

A.	Probation Period

This agreement is a replenishment for employees who have already become the official employees. This part A is not applicable to official employees. The parties hereto agree that the initial three (3) months of the Employment is "probationary" in the following respects:

a.	the Employer shall have an opportunity to assess the performance, attitude, skills, knowledge and other employment-related attributes and characteristics of the Employee;

b.	The wage during the Probation Period shall be at 3/4 of the regular salary after probation, which shall not be lower than the prevalent minimum wage of the State of New York at any given time.

c.	Employer may terminate the employment relationship at any time on or prior to the expiration of the Probation Period without advance notice or justifiable reason, in which case there will be no continuing obligations of the parties to each other, financial or otherwise and this Agreement shall be deemed null and void.

B.	Term of Employment

The parties hereto agree that this is an at-will employment.

3.	COMPENSATION TERMS

A.	Base Compensation

Employee shall receive a salary of $8,333.34 payable in equal installments on the first business day of each month. Employer shall deduct or withhold from compensation any and all sums required for federal income and social security taxes, as well as all state or local taxes now applicable or that may become applicable to Employee or Employer in the future. Employer shall make such compensation payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly.

FLYEBIKE INC

Employment Agreement

B.	Expense Reimbursement

Employee shall be entitled to reimbursement of any or all expenses authorized and reasonably incurred expenses incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Employee must timely provide Employer with an itemized account of all expenditures, along with suitable receipts therefore. Any expenditure over the dollar amount of $50 requires prior written authorization.

C.	Salary Adjustments

Employee understands and agrees that the initial Compensation Terms contained in Section 4 herein are based on the value expected to be contributed by Employee to Employer, overall company performance, and/or the cost of living changes to salaries of similarity started employees in the company or industry. Employer reserves the right to reasonably adjust the terms and amounts should the above-mentioned and/or other substantially relevant considerations change.

D.	Benefits

Employer’s vacation policy is as follows:

Employee is entitled to up to five (5) days of Paid Leave during each calendar year. Vacation may not be used until the probation period as defined in Section 2 hereof has elapsed. Vacation allowance does not begin to accrue until the probation period ends. Vacation benefits should be used annually. There is a “cap” on accrual, which prevents it from accumulating beyond a total of one (1) week. Employee must provide at least two (2) weeks advance notice of their intent to take vacation except for emergency or exigent situations.

4.	TERMINATION

A.	Death

The Employment Term shall terminate on the date of Employee's death, in which event Employee's salary and benefits and reimbursable expenses owing to Employee through the date of Employee's death shall be paid to his or her estate. Employee's estate will not be entitled to any other compensation under this Agreement.

B.	Disability

If, during the Employment Term, in the opinion of the Employer, Employee, because of physical or mental illness or incapacity, shall become unable to perform or is expected to be unable to perform substantially all of the duties and services required of him or her under this Agreement for a period of sixty (60) days in the aggregate during any 12month period, the Company may, upon at least ten (10) days’ prior written notice given at any time after the expiration of such sixty (60) day period, notify Employee of its intention to terminate this Agreement as of the date set forth in the notice. In case of such termination, Employee shall be entitled to receive salary, benefits, and reimbursable expenses owing to Employee through the date of termination. The Company shall have no further obligation or liability to Employee.

C.	For Cause

(a)	The Company may terminate this Agreement for cause. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except for accrued salary and benefits owing to Employee through the Termination Date. Employee’s obligations under Section 7 shall continue pursuant to the terms and conditions of this Agreement.

FLYEBIKE INC

Employment Agreement

(b)	For the purposes of this Agreement, “cause” shall include, without limitation, the following:

(1)	failure or neglect by Employee to perform the duties of the Employee’s position;

(2)	failure of Employee to obey orders given by the Company or supervisors;

(3)	misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

(4)	commission by Employee of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct that impairs or injures the reputation of, or harms, the Company;

(5)	disloyalty by Employee, including, without limitation, aiding a competitor;

(6)	failure by Employee to devote his or her full-time and best efforts to the Company’s business and affairs;

(7)	failure by Employee to work exclusively for the Company;

(8)	failure to fully cooperate in any investigation by the Company;

(9)	any breach of this Agreement or Company rules; or

(10)	any other act of misconduct or omission by Employee.

D.	Prior Notice Requirement

Employee agrees to give at least two (2) weeks’ advance written notice of its intention to resign. Employee understands and agrees that the failure to provide the full requested advance notice may be subject to forfeiture of accrued benefits including vacation, paid time off, or other benefits at Company's discretion and according to state law.

At Company's sole discretion and based on the Company’s business needs under the circumstances, or occurrence of any of the “cause” under Section 6 C, Company may choose to require your immediate departure and provide you with the pay for any work done up to the departure date. Should Company so require, you agree to complete an exit interview or memo prior to departure.

5.	COVENANTS

A.	Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer, through the employment term or any time thereafter. This includes, but is not limited to, the names and contacts of Employer’s customers, its marketing strategies, operations, rules, products, specifications, supply material, techniques, training methods, design and décor, sales projections, financial information or any other information of any kind which would be deemed confidential or proprietary information of Employer. Employee acknowledges that the above information is material and confidential and that it affects the profitability of Employer. Employee understands and that any breach of this provision, or of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement. To the extent Employee feels that they need to disclose confidential information; they may do so only after being authorized to so do in writing by Employer.

FLYEBIKE INC

Employment Agreement

B.	Non-Solicitation Covenant

Employee agrees that for a period of two (2) years following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that their contributions to Employer are unique to Employer’s success and that they have significant access to Employer’s trade secrets and other confidential or proprietary information regarding Employer’s customers or clients.

Employee also covenants and agrees that during the term of employment with Employer and for two (2) years after the termination thereof, regardless of the reason for the employment termination, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Employer with whom Employee had personal contact or supervised while performing job duties and obligations, to terminate their employment relationship with the Company.

C.	Non-Recruit Covenant

Employee agrees not to recruit any of Employer’s employees for the purpose of any outside business either during or for a period of two (2) years after Employee’s tenure of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

D.	Non-Compete Covenant

As a condition of employment with the Company, and as a material inducement to the Company to employ the Employee, the Employee covenants and agrees that, during the term of employment with Employer and for two (2) years after the termination thereof, regardless of the reason for the employment termination, Employee will not, directly or indirectly, anywhere in the State of New York, on his behalf of on behalf of any other party, whether or not for compensation, engage in or hold any financial interest in any business that is similar to the business of the Company including, without limitation, in the business of sale and rent of electric bikes, scooters, and/or motorcycles.

E.	Adherence to Employer's Policies, Procedures, Rules and Regulations

Employee agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Employer. To the extent that Employer’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

F.	Covenant to Notify Management of Unlawful Acts or Practices

Employee agrees to abide by the legal and ethics policies of Employer as well as Employer’s other rules, regulations, policies and procedures. Employer intends to comply in full with all governmental laws and regulations as well as any ethics code applicable to their profession. In the event that Employee is aware of Employer, or any of its officers, agents or employees, violating any such laws ethics codes, rules, regulations, policies or procedures, Employee agrees to bring forth all such actual and suspected violations to the attention of Employer immediately so that the matter may be properly investigated and appropriate action taken.

6.	PROPERTY RIGHTS

A.	Existing Customers or Clientele of Employee

Employer agrees that existing customers or clients of Employee will become the property of Employer as the condition of employment.

FLYEBIKE INC

Employment Agreement

B.	New Customers or Clientele Generated While at Work

Employee agrees that any customers or clientele generated by Employee pursuant to employment with Employer are the customers and clientele of the Employer and subject to the non-disclosure and non-solicitation covenants set forth above.

C.	Records and Accounts

Employee agrees that all those records and accounts maintained during the course of employment are the property of Employer, shall remain current and be maintained at Employer’s place of business.

D.	Return upon Termination

Employee agrees that upon termination they will return to Employer all of Employer’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, employee handbook, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, and security devices.

E.	Copyrights, Inventions and Patents

Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by Employee during the course of this Agreement are to be considered “work for hire” and the property of Employer. Employee assigns to Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer.

7.	INDEMNIFICATION FOR THIRD PARTY CLAIMS

Employee hereby agrees to indemnify, defend, save, and hold harmless Employer, its shareholders, officers, directors, and other agents (other than Employee) from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, and expenses which arise out of or are related to the Employee’s performance of this Agreement, failure to perform job functions or duties as required, or result form conduct while engaging in any activity inside or outside the scope of this Agreement, before, during or after the termination of this Agreement. Employee understands that this obligation of indemnification survives the expiration or termination of this Agreement.

8.	MEDIATION AND BINDING ARBITRATION

Employer and Employee agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association.

9.	LIMITATION OF DAMAGES

Employee agrees and stipulates that any remedies they may have for the breach of any employment related obligation, whether under law or by way of contract, shall be limited to the equivalence of six (6) months salary of Employee where allowed by law. This limitation is inclusive of any claims for special damages, general damage, and compensatory damage, loss of income, emotional damage, or punitive damages.

10.	ATTORNEYS’ FEES AND COSTS

Employee and Employer agree that should any action be instituted by either party against the other regarding the enforcement of the terms of this agreement, the prevailing party will be entitled to all of its expenses related to such litigation including, but not limited to, reasonable attorneys' fees and costs, both before and after judgment.

FLYEBIKE INC

Employment Agreement

11.	MISCELLANEOUS PROVISIONS

A.	Accuracy of Representations

Employee understands that any projections regarding the financial status or potential for growth of this Employer are matters of opinion only and do not constitute a legally binding representation. Employee agrees that they have had the opportunity to conduct due diligence of Employer and are satisfied with the representations that have been made.

B.	Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, email or hand delivery, acknowledgement of receipt shall be required.

C.	Entire Agreement

This Agreement represents the complete and exclusive statement of the employment agreement between the Employer and Employee. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their employment agreement.

D.	The Effect of Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

E.	Modifications

Employee and Employer agree that this writing constitutes the entirety of the Employment Agreement between the parties. Any modifications to this Agreement may only be done in writing and must be signed by Employer.

F.	Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

G.	Waiver of Breach

The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless placed in writing and signed by Employer.

H.	Ambiguities Related to Drafting

Employer and Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

I.	Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of New York and that should any claims be brought against Employer related to terms or conditions of employment it shall be brought within a court of competent jurisdiction of New York. Employee also consents to jurisdiction of any claims by Employer related to the terms or conditions of employment by a court of competent jurisdiction within the State of New York.

FLYEBIKE INC

Employment Agreement

J.	Submission to Drug Testing

Employee agrees and understands that it is the policy of Employer to maintain a drug-free work place. Employee consents to a pre-hire drug test. Employee understands that Employer has the right, upon reasonable suspicion, to demand that Employee immediately undergo testing for the presence of illegal or inappropriate drug usage.

K.	Statute of Limitations

Employee has a one-year statute of limitation for the filing of any requests for mediation, or arbitration, or for any lawsuit related to this Agreement or the terms and conditions of their employment. If said claim is filed more than one year subsequent to Employee’s last day of employment it is precluded by this provision, regardless of whether the claim had accrued at that time or not.

L.	Attorney Review

Employee warrants and represents that Employee in executing his Agreement has had the opportunity to rely on legal advice from a attorney of Employee’s choice, so that the terms of this Agreement and their consequences could have been fully read and explained to Employee by an attorney and that Employee fully understands the terms of this Agreement.

Employee’s Signature

/s/ Zhou Ou	6/1/2023
Date

Zhou Ou
Employee’s Name Printed

04/01/2023
Company Representative	Date